Exhibit 5.1

CONYERS DILL & PEARMAN 29th Floor One Exchange Square 8 Connaught Place Central Hong Kong T +852 2524 7106 | F +852 2845 9268 conyers.com

26 September 2024

Matter No. 1002669

852 2842 9530

Richard.Hall@conyers.com

BloomZ Inc.

Cricket Square, Hutchins Drive

PO Box 2681

Grand Cayman, KY1-1111

Cayman Islands

Dear Sir/Madam,

Re: BloomZ Inc. (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) and the prospectus forming a part of the Registration Statement (the “Prospectus”) through which the persons set out in the Schedule (the “Selling Shareholders”) may offer and sell up to 8,244,800 ordinary shares of par value US$0.00000002 each in the capital of the Company (the “Sale Shares”).

1.	DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined a copy of the Registration Statement.

We have also reviewed copies of:

1.1.	the amended and restated memorandum of association of the Company adopted on 11 December 2023 and the amended and restated articles of association of the Company adopted on 11 December 2023 and effective on 1 July 2024 (the “M&A”);

1.2.	unanimous written resolutions of the directors of the Company dated 26 September 2024 (the “Resolutions”);

1.3.	a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 25 September 2024 (the “Certificate Date”);

1.4.	the register of members of the Company certified by a director of the Company on 26 September 2024; and

1.5.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

2.	ASSUMPTIONS

We have assumed:

2.1.	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2.	that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

2.3.	the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us;

2.4.	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, will remain in full force and effect and will not be rescinded or amended;

2.5.	that the M&A will remain in full force and effect and will not be amended in any manner that would affect the opinions expressed herein;

2.6.	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.7.	the validity and binding effect under the laws of the United States of America of the Registration Statement and that the Registration Statement will be duly filed with, and be declared effective by, the Commission; and

2.8.	that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion;

2.9.	the Company has not taken any action to appoint a restructuring officer;

2.10.	that on the date of entering into the Documents the Company is and after entering into the Documents will be able to pay its debts as they become due; and

2.11.	that the Selling Shareholders will continue to be the holders of a number of ordinary shares of par value US$0.00000002 each in the capital of the Company (“Ordinary Shares”) equal to the number of the Sale Shares.

3.	QUALIFICATIONS

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands.  This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

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4.	OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1.	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (the “Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2.	Based solely on our review of the register of members of the Company certified by a director of the Company on 26 September 2024, as at 26 September 2024, each Selling Shareholder was the registered holder of the number of Ordinary Shares set against their respective name in the Schedule, respectively, and such Ordinary Shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “Enforcement of Civil Liabilities” and “Legal Matters” in the prospectus forming a part of the Registration Statement.  In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman

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Schedule

Selling Shareholder	Ordinary Shares
CyberStep, Inc.	4,500,000
Lode Runner, Inc.	1,400,000
Kazusa Aranami	750,000
Junichi Ogata	150,000
Kosuke Inoue	125,000
Rui Sato	100,000
Yuhi Mimura	75,000
Hiromi Kashiwabushi	50,000
Minoru Muranaga	50,000
Yuichi Ishii	50,000
HeartCore Enterprises, Inc.	497,400
Spirit Advisors, LLC	497,400
TOTAL	8,244,800

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